Exhibit 10.17

Factory Building Lease Agreement

Agreement No. [YC-XNY-20250804-01]

Party A (Lessor):

Anqing Yijiang Industrial Investment Co., Ltd.

Unified Social Credit Code: 91340800MA2T4LN88H

Legal Representative: Wang Donghua

Address: Building 1, Comprehensive Building, Phase II, Urban Industrial Park, Yingjiang Economic Development Zone, Anqing City, Anhui Province

Party B (Lessee):

Yizi Auto Technology (Anhui) Co., Ltd.

Unified Social Credit Code: 91340802MADEAUNR73

Legal Representative: Song Wenfang

Address: Factory Building No. 6, New Energy Vehicle Supporting Industrial Park, Huancheng South Road, Yingjiang District, Anqing City, Anhui Province

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, based on the principles of equality, voluntariness, and mutual agreement, have reached an agreement on matters concerning Party A leasing the factory building to which it holds the lawful right of lease to Party B for use, and hereby enter into this contract as follows:

I. Leased Premises

The factory building leased by Party A to Party B is Factory Building No. 6 in the New Energy Vehicle Supporting Industrial Park, with a total floor area of 14,561.98 square meters (equal area per floor). This does not include the right to use the roof or the right to use the rooftop for advertising.

Delivery of the premises: The building is delivered in its current condition. All original factory supporting equipment within the building belongs to Party A. If Party B needs to use or purchase this equipment, it must pay corresponding fees to Party A. Party B must obtain prior written consent from Party A before making any renovations to the premises, and all renovation costs shall be borne by Party B.

II. Purpose of Lease

1. Party B declares to Party A that the purpose of leasing the premises is: production, operation, and office use. During the lease term, Party B shall comply with national and local regulations concerning the use of premises and property management.

2. Party B guarantees that during the lease term, without prior written consent from Party A and, where required, approval from relevant authorities in accordance with regulations, it will not arbitrarily change the aforementioned agreed usage purpose and will not engage in unauthorized wiring or connections.

III. Lease Term, Fit-Out Period

1. Lease Term: Both parties agree that the lease term for the premises is one year, from September 1, 2025, to August 31, 2026.

2. Expiration: Upon expiry of the lease term, Party A has the right to reclaim the leased factory building, and Party B shall return it as scheduled. If Party B wishes to continue leasing, it shall submit a written application to Party A three months before the lease expiry date. Party A shall, within one month of receiving Party B’s written application, reply to Party B in writing on whether it agrees to renew the lease. Party B has the right of first refusal under equal conditions. The parties shall sign a new lease agreement separately. If Party B does not notify Party A in writing of its intention to renew the lease, Party A shall deem that Party B will not renew after expiry. Party A may then lease the premises to others, and Party B may no longer claim the right of first refusal.

IV. Rent, Security Deposit, Related Fees, and Payment Method

1. Rent: The monthly rent for the factory building is as follows: first floor: 12 RMB/㎡/month; second floor: 10 RMB/㎡/month; third floor: 8 RMB/㎡/month. This equates to a monthly total of 145,619.8 RMB. Rent is payable every three months. The rent for the first three months shall be paid within 10 days after signing this agreement. Thereafter, Party B shall pay the rent for the next three months 10 days in advance of the end of each three-month period. If Party B fails to pay the rent on time as stipulated in this contract during the lease term, and remains overdue for more than 15 days after receiving Party A’s written payment reminder, Party A has the right to reclaim the factory building, terminate the lease agreement, and demand Party B to vacate within a specified time limit.

2. Security Deposit: Both parties agree to continue using the 50,000 RMB security deposit already paid under the previous lease agreement Ref: Yi2024 – XNY007 as the security deposit for this contract. Upon lease expiry, after Party A confirms that Party B has no outstanding payments for utilities, no damage to the premises, and has returned the premises on time, the security deposit will be returned without interest. The security deposit payment time is within 10 days after signing this lease agreement.

3. Late Payment Penalty: During the lease term, Party B shall pay the rent on time. Otherwise, Party B shall pay a late payment penalty at the rate of 0.05% per day based on the overdue rent amount for each day of delay.

4. Payment Account: Party B shall deposit the rent into the account designated by Party A (the designated collection account here must be Party A’s own account. If Party A designates another person to receive payment, Party A must issue a written authorization letter). If Party A changes its account or name, it must notify Party B in writing 20 days in advance (oral notice is invalid). Party A’s designated account information is as follows:

Account Name: [*]

Account Number: [*]

Bank: [*]

V. Payment of Related Fees

During the lease term, all costs incurred for water, electricity, gas, property management, etc., related to the factory building shall be borne by Party B and paid on time. In case of overdue payment, Party A supports water, electricity, and gas supply departments in taking measures according to relevant regulations.

VI. Premises Usage Requirements and Maintenance Responsibility

1. During the lease term, if Party B discovers damage to the main structure of the premises, it shall promptly notify Party A for repairs. For any other damage to the premises or its ancillary facilities, Party B shall be responsible for the repairs.

2. During the lease term, Party B shall use and take proper care of the premises and its ancillary facilities. In case of damage or malfunction of the premises (excluding the main structure) or its ancillary facilities, Party B shall be responsible for repairs. If Party B refuses to repair, Party A may arrange repairs on its behalf, and the costs shall be borne by Party B. Party A may directly deduct such costs from the security deposit or seek compensation from Party B.

3. To meet its own usage needs, Party B may renovate the leased premises but shall not damage the main structure or ancillary facilities of the premises. Party B must submit its renovation and decoration plan to Party A for filing 5 working days in advance and comply with regulations to report to relevant authorities. All costs for renovation shall be borne by Party B. Any property damage or personal injury caused during the renovation process shall be the responsibility of Party B. Upon lease expiry or contract termination, Party B has no right to demand compensation from Party A for interior decoration facilities, machinery, equipment, etc. Party B shall restore the factory building to its original condition within 7 days of lease expiry or contract termination. Failure to restore by the deadline will be deemed as Party B abandoning the items, and Party B authorizes Party A to dispose of them.

4. Party B’s production and operation within the leased premises shall comply with the contract stipulations. All liabilities arising from Party B’s production and operation shall be borne by Party B. All items stored by Party B within the leased premises are under Party B’s own custody responsibility. Any loss, damage, or theft due to improper custody shall be borne by Party B.

5. During the lease term, all personal injury accidents, safety incidents, etc., that occur within the leased premises shall be the sole responsibility of Party B.

6. During the lease term, if the contract cannot be performed due to force majeure or government requisitioning, neither party shall be held liable.

VII. Condition upon Return of Premises

1. Party B shall return the factory building within 30 days after the lease contract is terminated or the lease term expires. If Party B fails to return the premises by the deadline, it shall pay Party A a usage fee for the period of occupation at 1.5 times the rent standard stipulated in this contract.

2. The premises returned by Party B shall be in a condition consistent with normal use. If there is any damage or loss to the factory building or its appurtenances, Party B shall compensate at the corresponding price. Upon return, Party A shall conduct an acceptance inspection, and both parties shall settle their respective payable fees.

VIII. Subletting, Assignment, and Exchange

During the lease term, Party B is prohibited from subletting any part or the entirety of the premises to others, assigning, or exchanging it with any third party without authorization. With prior written consent from Party A, Party B may engage in the above activities, but Party A shall enter into a new lease agreement with the new lessee or third party. The scope of legal business activities conducted by the third party or new lessee shall be subject to Party A’s approval.

IX. Liability for Breach of Contract

1. If any of the following circumstances occurs on the part of Party B, it shall constitute a breach by Party B. Party A has the right to terminate the contract in advance, require Party B to vacate the premises immediately, retain the security deposit, and demand Party B to bear liability for breach equivalent to 30% of the annual rent. Party B shall compensate Party A for any losses caused thereby. Expenses incurred by Party A for protecting its rights shall be borne by Party B (including but not limited to litigation fees, attorney fees, preservation fees, etc., incurred by Party A in asserting its rights).

a.	Party B uses the premises for illegal activities;

b.	Party B changes the purpose of the premises without Party A’s prior written consent, resulting in damage to the premises;

c.	Damage to the main structure of the premises is caused by Party B;

d.	Without Party A’s prior written consent, Party B sublets, assigns, or exchanges the premises with a third party;

e.	Party B’s overdue rent payment accumulates for more than one month;

f.	Party B’s overdue payment for water, electricity, and other fees reaches one month.

2. During the lease term, if Party B terminates the lease early, Party B is not entitled to the fit-out period as stipulated earlier in this contract. Party B shall compensate Party A for the rent corresponding to the fit-out period.

3. If Party B renovates the premises or adds ancillary facilities without Party A’s prior written consent or beyond the scope and requirements of Party A’s written consent, Party B shall compensate Party A for losses and restore the premises to their original condition. If Party B refuses to restore, Party A has the right to hire a third party to restore the premises, and the costs incurred shall be borne by Party B. Party A may directly deduct such costs from the performance security deposit. Any excess amount beyond the deposit shall be separately paid by Party B.

4. If Party B fails to pay rent or other fees as stipulated in this agreement, for each day of delay, Party B shall pay a penalty at 0.05% per day of the overdue amount. Party A has the right to directly deduct the overdue amount and penalty from the performance security deposit paid by Party B. Any shortfall shall be separately paid by Party B, settled together with the rent/fee payment, and the security deposit shall be replenished. Expenses incurred by Party A for protecting its rights shall be borne by Party B (including but not limited to litigation fees, attorney fees, preservation fees, etc., incurred by Party A in asserting its rights).

X. Service of Notices Clause

In the course of performing this contract or in the event of disputes arising from its performance leading to litigation or arbitration, the designated addresses and contact details for service of notices and legal documents by relevant parties, courts, arbitration bodies, etc., are:

(1)	Party A’s Service Address and Contact Details:

Service Address: [*]

Recipient: [*]

Contact Number: [*]

Email:

(2)	Party B’s Service Address and Contact Details:

Service Address: [*]

Recipient: [*]

Contact Number: [*]

Email:

The parties acknowledge: If notices or relevant legal documents are not actually received due to inaccurate provision of the above addresses, failure to promptly notify the other party of an address change, refusal of receipt by the addressee or designated recipient, etc., for mail service, the date of return of the documents shall be deemed the date of service; for direct service, the date on which the server records the circumstances on the service receipt shall be deemed the date of service.

XI. Other Clauses

1. Renovation costs incurred by Party B during the lease term shall be borne by Party B. If the contract is terminated due to Party B’s reasons, upon lease expiry Party B does not continue leasing, or Party A decides not to lease further, Party B has no right to demand compensation from Party A for interior decoration facilities, machinery, equipment, etc. Party B shall restore Party A’s premises to their original condition.

2. This contract is ancillary to the “Investment Cooperation Agreement between Anqing Yingjiang Economic Development Zone Management Committee and Xinghui Auto Technology (Hainan) Co., Ltd.” (Agreement No.: hereinafter referred to as the “Investment Agreement”). Xinghui Auto Technology (Hainan) Co., Ltd. and Party B are jointly the performing entities of this lease agreement and shall jointly bear the legal responsibilities under this lease agreement. In case of any discrepancy between this contract and the Investment Agreement, the terms of this contract shall prevail. For matters not covered in this contract but stipulated in the Investment Agreement, the Investment Agreement shall still apply. For matters not covered in either, the parties may negotiate separately. The property management agreement shall be signed separately by the parties.

3. If Party A sells the leased premises, it shall notify Party B in advance. Party B has the right of first refusal under equal conditions.

4. Disputes arising from this agreement shall be resolved through negotiation between Party A and Party B. If negotiation fails, either party has the right to initiate legal proceedings in the People’s Court located at the premises.

5. This agreement is made in duplicate, with each party holding one copy. It becomes effective upon signature or seal.

XII. Agreement Attachments

1. Party A’s “Premises” Handover List and On-site Handover Confirmation Form for the Leased Premises, and Leased Factory Building Safety Production Agreement.

2. Party B’s Certificates (copies of business license, legal representative’s ID card or personal resident ID card, etc.).

Attachment

Leased Factory Building Safety Production Agreement

Lessor (hereinafter referred to as Party A): Anqing Yijiang Industrial Investment Co., Ltd.

Lessee (hereinafter referred to as Party B): Yizi Auto Technology (Anhui) Co., Ltd.

Party A voluntarily leases Factory Building No. 6 in the New Energy Vehicle Supporting Industrial Park, Yingjiang Economic Development Zone, Anqing, to Party B for production and operation purposes. To strengthen safety management of the leased factory building, clarify the safety production rights, obligations, and responsibilities of Party A and Party B, in accordance with the “Work Safety Law of the People’s Republic of China”, “Anhui Province Work Safety Regulations”, and relevant provisions, this agreement is entered into by both parties through negotiation.

I. Rights and Obligations of Party A

a.	Comply with work safety laws and regulations.

b.	Review Party B’s business license and relevant permits and qualifications related to work safety.

c.	Regularly and irregularly conduct supervision and inspection of Party B’s work safety, promptly correct and stop illegal and irregular acts by Party B and its personnel. Party A has the right to correct Party B’s violations of safety standards and rules or require Party B to rectify within a time limit. All losses and costs arising therefrom shall be borne solely by Party B.

d.	For major hazards and issues discovered during inspections, urge Party B to formulate rectification plans and measures to eliminate accident hazards thoroughly. If Party B refuses to rectify, Party A has the right to require Party B to rectify within a time limit and report to relevant departments. All losses and costs arising therefrom shall be borne solely by Party B.

e.	Urge Party B to establish a safety management organization, improve safety management systems and ledgers, and strengthen fundamental safety work.

f.	In case Party B experiences a production safety accident, actively cooperate with relevant departments and Party B in investigating the accident and handling its aftermath.

II. Rights and Obligations of Party B

1. The legal representative of Party B is the primary person responsible for work safety, shall strictly comply with work safety laws and regulations, and be fully responsible for work safety in the leased premises.

2. Abide by relevant work safety management regulations, strictly operate in accordance with safety standards, and at all times accept supervision and inspection legally implemented by Party A, government safety inspection personnel, etc. Take necessary safety protection measures to eliminate accident hazards.

3. Establish a work safety management organization or appoint work safety management personnel in accordance with the law. The principal responsible person and work safety management personnel must possess work safety knowledge and management capabilities appropriate to the production and operation activities engaged in, receive statutory training, and operate with proper certification.

4. Shall not arbitrarily change the structure of buildings (structures), shall not arbitrarily change the purpose of the leased warehouse (site), and strictly prohibit unauthorized wiring. Party B must obtain Party A’s consent for adding appurtenances inside or outside the leased factory building. However, when returning the factory building, if requested by Party A, Party B shall unconditionally restore the leased factory building to its original condition.

5. When adopting new processes, technologies, materials, or equipment, it is necessary to understand and master their safety technical characteristics, take effective safety protection measures, and provide specialized work safety education and training to employees.

6. Equipment, facilities, and production processes used in production activities must comply with relevant work safety laws, regulations, rules, and national or industry standards. If it is necessary to use transportation vehicles or special equipment involving life safety and high risk, Party B has the obligation to provide Party A with evidence that they are produced by professional production units in accordance with national regulations, have undergone testing and inspection by qualified professional inspection agencies, and have obtained safety use certificates or safety labels before being put into use. Safety equipment shall undergo regular maintenance, upkeep, and periodic testing to ensure normal operation. Operation with faults is strictly prohibited. Records of maintenance, upkeep, testing, etc., shall be kept and signed by relevant personnel.

7. In accordance with national regulations, provide employees with protective equipment that meets job requirements and safety standards.

8. In accordance with the “Anhui Province Work Safety Regulations”, establish and improve work safety management rules and operating procedures, ensure necessary funds for work safety conditions are invested and effectively used, implement work safety responsibilities, strengthen work safety training and education for employees, and formulate and drill emergency rescue plans for accidents.

9. The use of special equipment requires inspection, testing, and acceptance. Personnel engaged in special operations shall possess appropriate qualifications and undergo annual inspection and review as required.

10. The decoration of warehouses and premises and installation of equipment must comply with relevant technical standards and safety regulations. Any equipment requiring national review and acceptance before use must be handled in accordance with relevant national regulations.

11. Without prior written consent and permission from Party A, shall not sublet (subcontract) the premises.

12. Shall not set up employee dormitories within the leased factory building.

13. Work areas and passages must be kept clear and unobstructed, and shall be equipped with lighting and evacuation signs as required. Evacuation passages and safety exits shall not be blocked, sealed, or occupied.

14. Shall not use production processes and equipment explicitly eliminated or prohibited by the state. Shall not illegally manufacture, install, modify, or use special equipment.

15. Be responsible for configuring the prescribed quantity of fire-fighting equipment in the leased area, and regularly inspect, maintain, service, and replace fire-fighting equipment to ensure all fire-fighting facilities and equipment in the leased area are in good condition. Unauthorized use or misappropriation of fire-fighting facilities is strictly prohibited. The purpose of fire-fighting facilities and equipment shall not be altered without authorization. Fire lanes shall not be occupied.

16. In the event of a production safety accident, immediately report to Party A and report to relevant authorities as required. Simultaneously, actively cooperate with Party A and relevant departments in investigating the accident and handling its aftermath.

III. Liability for Breach

1. If a production safety accident occurs due to Party B’s failure to fulfill relevant obligations, Party B shall bear all responsibility and compensate Party A for all losses incurred thereby.

2. If safety hazards exist and Party B fails to rectify them as required by Party A, it shall be deemed a serious breach of the lease agreement. Party A has the right to terminate the factory building lease agreement and pursue Party B’s liability for breach.

3. Matters not covered in this agreement shall be handled with reference to relevant work safety laws and regulations.

IV. This agreement is made in duplicate, with each party holding one copy. It becomes effective upon signature or seal. The validity period of this agreement is the same as the “Factory Building Lease Agreement” signed by both parties. Upon expiry of the aforementioned “Factory Building Lease Agreement”, this agreement shall also terminate.